                        [Unofficial English Translation]

                                                                    EXHIBIT 4.14

(LOGO) L E U M I

JULY 11, 2010

For the attention of:
Tefron Ltd. (the "COMPANY")

Dear Sir/ Madam,

                    RE: COVENANT DOCUMENT DATED MARCH 2, 2010
                            ("THE COVENANT DOCUMENT")

     At your request, we wish to confirm that if the Company's data, which shall be published in the Company's financial statements as of December 31, 2010
     (hereinafter: "THE DETERMINING REPORTS"), shall show the Company's non-compliance with the financial covenants as set forth in section 7.11 of the Covenant Document (hereinafter: "THE AGREED FINANCIAL COVENANTS"), we shall not exercise our right to declare your debts and obligations to us to be immediately due and payable, so long as the condition detailed in the aforementioned section shall not exceed U.S.$ - 2.1 million (negative two million and one hundred thousand U.S. dollars).

     This approval of ours is restricted solely to the cause as set forth above and it shall not derogate from our right to declare your debts and obligations to us in respect of any other cause, to be immediately due and payable.

     For the avoidance of doubt, it is hereby clarified that our waiver, as set forth above, is being made on a one-time basis, and it relates solely to the Determining Reports; our said consent shall not be deemed to be a waiver of your commitment to comply with the Agreed Financial Covenants after the date of the Determining Reports, and it shall not be construed as being an amendment of the Covenant Document, and all of your covenants as set forth in the Covenant Document shall remain in full force and effect.

     It is also clarified that this consent of ours shall not derogate from our rights in your regard pursuant to any document which you have signed and/or shall sign in our regard, or pursuant to any law.

     The validity of this letter is subject to your obtaining a similar consent from any entity to which non-compliance with any financial covenants based on the Determining Reports confers a right to the immediate payment of your debts and obligations thereto, including from Bank Hapoalim Ltd. and Israel
     Discount Bank Ltd.

Sincerely yours,

          /s/
-------------------------
Bank Leumi Le-Israel Ltd.

WE CONSENT TO THE FOREGOING

/s/ Amit Meridor, Eran Rotem
----------------------------
Tefron Ltd.